Exhibit 10.1

Execution Copy

FRONTIER MINING
MANAGED SERVICES AGREEMENT

This Managed Services Agreement (“Agreement”) is effective as October 13, 2023 by and between Frontier Outpost 8, LLC, the (“MSP”), and the owner listed below (“Client”) and Client’s affiliate Stronghold Digital Mining, Inc. collectively known as the “Parties”, for the on-site and remote management and monitoring of Client’s and its affiliates computers and servers (collectively known as “Miner” in the singular and “Miners” in the plural) and the Client and its affiliates Cryptocurrency mining data centers located at 2151 Lisbon Road, Kennerdell, Pennsylvania 16374 and 4 Dennison Road Nesquehoning, Pennsylvania 18240 (each a “Data Center” and collectively, the “Data Centers”) as more specifically set forth in this Agreement and the Exhibits attached hereto.

The Client and its affiliates may be hosting/locating/otherwise allowing other third parties’ equipment at the Data Centers, and each such affiliate and third-party is referred to as an End-User. Client is responsible for each End User having knowledge of, understanding, acknowledging and agreeing to the terms and conditions of this Agreement, and Client shall be responsible for any Losses MSP incurs (as hereinafter defined) due any failure of the same. The Client represents and warrants that it has the authority to enter into this Agreement for itself and any End User.

WHEREAS Client’s information is as follows:

Client Business Name	Stronghold Digital Mining LLC

Client Contact Name	Greg Beard

Client Phone Number	(917) 915-1803

Client Email Address	Greg.Beard@strongholddigitalmining.com

Client Business Address	595 Madison Avenue 28th Floor New York, NY 10022

Details and Terms of Services:

General. The MSP will provide the services detailed in Exhibit “A” (the “Services”) in furtherance of monitoring, operating and maintaining the Data Centers. The MSP shall operate, monitor and manage (as is specifically defined as Services in Exhibit “A”), and should any additional work, maintenance, repairs or replacements be required to operate, maintain, service, update, repair and/or replace any systems, Miners, equipment, networks, furniture, fixtures and/or other aspects of the Data Center, such additional acts will be at Client’s sole cost, expense and responsibility. Client accepts that systems, networks, equipment, Miners and/or other aspects of the Data Center may, during times of being serviced, updates and/or replacement, not be available in part or in full. The MSP shall use commercially reasonable efforts to minimize the time during which the systems, networks, equipment, Miners and/or other aspects of the Data Center may be unavailable during times of service, updates and/or replacement.

MSP and Client agree that MSP does not own or lease the Data Centers, certain of the systems, utilities and networks located within it, the Miners or associated equipment in any form, and therefore MSP is absolved from all Client’s Data Centers’ systems, utilities, networks, Miners or equipment issues and failures unless caused solely by the breach of this Agreement by MSP or the gross negligence, recklessness or willful misconduct of MSP but in all event subject to the damage limitation contained herein.

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Except as otherwise provided in this Agreement or to the extent caused  by the employees or contractors of MSP due to a breach of this Agreement or the gross  negligence, recklessness or willful misconduct of MSP (but in all event subject to the damage limitation contained herein), Client  agrees to release MSP from and indemnify, hold harmless and defend MSP from any and all liability associated with Client’s and/or MSP’s use of the Data Center(s), infrastructure related thereto, lack thereof or and any interference to Client’s and/or any End User’s operations and/or profitability, including but not limited to Force Majeure, swings in local temperatures, weather, wind, moisture and/or humidity, and shall have any and all End User’s sign an acknowledgment of the general terms, conditions, waivers, releases and other terms of this Agreement applicable to any End User for the benefit of the MSP.

Delivery of Fully Functioning Data Center/Site Delays:
 The Client is responsible for providing to MSP  fully functioning Data Centers  together with all property (personal, real and intellectual), improvements, permits, certificates of occupancy, power supply, utilities, plumbing, wire, conduits, outlets,  racks, computers, miners, networks, connectivity, systems, equipment, HVAC, security systems, and software necessary in regards thereto MSP’s acceptance of the Data Center is not in any way an acceptance of any defect that is latent or could not easily be identifiable by MSP and Client remains responsible for the cost and expense of any repair, replacement or improvement that MSP deems necessary for the proper operation of the Data Center. As of the date of this Agreement, MSP acknowledges that it is not aware of any material improvements required at the Data Centers in excess of $250,000.00.

Solution Time. It is understood by the Client that the Services are a labor-intensive business, and ample time, as reasonably defined by MSP, consistent with industry commercially reasonable practices, on a request-by-request basis, will be allowed by Client for MSP to solve any issues, if the same can be unilaterally solved by MSP, and complete requests from Client or any End User. Client and any End User will allow MSP to work free of harassment and delay.

Software. Systems may require software and operating system updates, patches, renewals, and/or replacements. MSP shall determine when software and/or operating system updates, patches, renewals, and/or replacements are appropriate and will install required software and operating system updates, on an “as-needed” basis in consultation with the Client and upon reasonable advanced notice to Client and/or End User, with any associated costs for such upgrade being the sole cost and expense of the Client and/or End User.

Client’s Responsibilities. MSP’s Dependence on Fulfillment of Client Responsibilities. MSP’s obligations to provide the Services are conditioned upon Client fulfilling its obligations under this Agreement and Exhibit, (collectively, the “Client Responsibilities”), including but not limited to, providing timely access to the Data Center, its systems, networks, available utilities, equipment and facilities, adequate power, internet, connectivity, speed and other telecommunications services, unless the same are specifically to be provided by MSP pursuant to terms of this Agreement. Client represents and warrants to MSP that Client will fulfill its obligations and responsibilities under this Agreement in a timely manner and hereby releases MSP from any liability to the extent resulting from Client’s or any other third party’s failure or delay in fulfilling its obligations under this Agreement (including without limitation the Client Responsibilities) as they specifically relate to the applicable Services to be performed by MSP. For any Client Responsibility that operates as a constraint or condition precedent for providing the Services, any deadlines for providing the Services shall be automatically extended to the extent of any delay by Client in fulfilling the applicable Client Responsibility and/or any delay by any third party.

Passwords for Licenses. Client and any End User will provide MSP with access to the Data Centers, all information, systems, Miners, and facilities necessary for MSP to perform the Services.  It is solely the obligation of Client and/or End Users to maintain all passwords and access information to Client’s and its other End-Users equipment and any products, including maintaining keys and passwords for purchased licenses necessary to provide such access.  MSP shall have no liability to Client or any End-User in connection with the maintenance, access, or use of Client’s or any End-User’s passwords, keys, or other security-related devices. Client, not MSP, is responsible for maintaining keys or passwords to any or all Systems, Miners, etc.

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Responsibility for Systems and Other Equipment:

Suitable Working Environment. The Data Centers, all improvements, systems, networks, equipment, furniture, fixtures and products provided by or to be provided to MSP by Client shall be in good working order, in compliance with all laws and free and clear of any encumbrances that could limit, restrict or otherwise interfere with the Services to be provided by MSP. Additionally, the Client shall at a minimum provide to MSP the following: 1) a working office of 500 Square Feet or more, 2) a working restroom, 3) sufficient electricity, heating, cooling, ventilation and potable water, with an ambient temperature of no less than 65% nor more than 75% degrees Fahrenheit and facilities compliant with state and federal law, including but not limited to OSHA (Occupational Safety and Health Administration), excepting only any employee personal safety items such as hard hats, eye protection, appropriate shoes/boots, etc. that may be required for the employees of MSP, which shall be the responsibility of and at the sole cost and expense of MSP.

Risk of Loss/Damage. Client and/or any End User, as applicable, shall bear the risk of loss and damage for the Data Centers, any systems, Miners, equipment and products, including Third-Party Products located at Client’s Data Centers, including but not limited to that of any End-User Equipment and any loss or damage to the same and shall obtain and maintain adequate insurance to cover any losses in that regard, excepting only any damage  caused by a breach of this Agreement by the MSP or the gross negligence, recklessness or willful misconduct of MSP but in all event subject to the damage limitation contained herein.

Related Services and Products. Client and any End User acknowledges and agrees that (A) the operability of its Data Center, Miners, systems, equipment and products, including Third-Party Products is dependent on the availability of certain services, the systems, hardware, and software provided by third-party providers (collectively, the “Third Party Products”); (B) MSP has no control over the quality or performance of the systems, equipment, products and Third Party Products; and (C) MSP shall have no liability under this Agreement in connection with any Third Party Products or any damage to or failure of the Services resulting from the operation or malfunction of such Third Party Products; except in each case, to the extent  caused by the employees or contractors of MSP due to a breach of  this Agreement or the gross negligence, recklessness or willful misconduct of MSP, but in all event subject to the damage limitation contained herein .

Equipment Readiness. Client and any End User, as applicable, is/are responsible for ensuring that all systems, equipment, Miners, networks, power supply, connectivity, products and Third-Party Products provided to MSP by Client meet the minimum readiness requirements for operation.  If any systems, equipment, networks, connectivity, power supply, products and or Third-Party Products do not satisfy the minimum readiness requirements, MSP may provide the Services necessary to achieve the minimum readiness requirements to which reasonable costs, expenses, fees and rates will be provided to Client and approved by and paid for by Client prior to expenditure, which approval shall not be unreasonably withheld.

Client/End User Responsibility for Changes to/for Equipment. Client and End Users acknowledge that MSP may identify reasonable (A) additional systems, equipment, products and Third-Party Products that need to be purchased by Client or End Users for proper operation and usage, and/or (B) changes to Client’s or End User’s systems that may be required in order for MSP to provide the Services. MSP shall consult with Client regarding any additions and changes. Client and the End Users agree to work in good faith with MSP to acquire the identified systems, equipment and Third-Party Products and make the required changes.  MSP shall have no obligation to purchase the same but may do so at its discretion in the course of providing the Services and upon consultation with and ultimate approval and agreement to pay for the same from the Client/End User.

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Client and End User Obligations for Data Backup. Client and End Users agree to develop and maintain proper data backup procedures for its/their data, equipment, systems and other computer and information systems that interact with the same, including making all recommended software and hardware updates recommended by MSP monitoring software which is provided by the Services.  In the event of any data loss, MSP shall have no liability to Client and/or any End User. MSP shall use commercially reasonable efforts to assist Client with the implementation of data backup procedures for its/their data, equipment, systems and other computer and information systems that interact with the same.

Advanced Requests. In the event the Client and/or any End User submits a request that requires a certification or a form of advanced training, MSP may provide this service for an additional pre-agreed fee or may contract the request out to a third party after consultation with and approval from Client. MSP will not be liable for any work performed by an outside third-party contractor, however if MSP recommends the outside third-party contractor to Client, MSP will adequately vet such outside third-party contractor and provide the qualifications and selection justification for such recommendation. Additionally, MSP will make commercially reasonable attempts to verify the third-party contractor’s work is done at a commercially reasonable quality but will bear no burden of responsibility for the same, which responsibility shall be that of the third-party contractor.

Additional Requests. In the event that Client and/or any End User submits a request that falls outside of the terms of this Agreement, including but not limited to requesting any new development, construction, systems, infrastructure, racks, equipment, Miners, power supply and/or connections, and/or network connections, Client and MSP must execute a separate agreement or amend the current agreement in writing for the additional request. In the event that any request of Client shall require that the MSP utilize its staff in a manner that MSP incurs any overtime charges, MSP shall notify the Client of the same in writing including the reasons for such overtime charges, and Client shall be responsible for such overtime charges plus twenty percent (20%) for any overtime approved the Client in advance of the overtime being incurred.

Client/End User Data Ownership and Responsibility.

Client and End User are the Sole Owners of Client/End User Data, as applicable. Client and each End User has sole responsibility for the accuracy, quality, integrity, legality, reliability, and appropriateness of all of its operations and/or data, and for ensuring that the parties have all intellectual property rights necessary to fulfill their obligations under this Agreement.  MSP shall not be responsible or liable for the deletion, correction, destruction, damage, loss, or failure to store any Client/End User Data.  Client/End User has and retains ownership of all Client/End User Data, as applicable.  Upon termination of this Agreement, within thirty (30) days of receiving a written request from Client/End User requesting a copy of any data, MSP will provide Client/End User an electronic file of any Client/End User data in its possession to the extent practicable under the circumstances and as applicable but in no event shall MSP provide Client data to any End User or any End User Data to Client, unless authorized. MSP may deidentify any Client and/or End User data and use it alone or in connection with other MSP client and end user data to enhance performance and/or services whether to Client or any other third party.

Privacy Rules and Regulations. Client and each End User is responsible for compliance with all laws and regulations applicable to Client’s/End User’s business, operations and all data collected by Client/End User.

Software Installation or Replication.  If MSP is required to install or replicate software provided by Client, any End User or a third party as part of the Services, Client, or End User, as applicable, will independently verify that all such software is properly licensed.  Client’s/End User’s act of providing any software to MSP will be deemed Client’s/End User’s affirmative representation to MSP that Client/End User has a valid license that permits MSP to perform the Services related thereto. In addition, Client/End User will retain the duty and obligation to monitor Client’s/End User’s equipment, systems and Third-Party Products for the installation of unlicensed software.  Client and Each End User will indemnify and hold harmless MSP against all damages and expenses it may incur (including reasonable attorney’s fees and disbursements) that may result from Client/End User providing and/or allowing infringing materials to MSP.

Third-Party Licenses. If Client/End User is using cloud servers, email, or any other software or technology powered by a third party, such technology shall be considered a Third-Party Product under this Agreement, and Client/End User, as applicable, shall be solely responsible for reading, agreeing, and complying with the applicable third party’s license terms (as such terms may be updated from time to time).

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MSP Usage of Client/End User Data. MSP or its suppliers may, without liability hereunder, (A) use uploaded Client/End User Data from systems, equipment and Third Party-Products to improve the Services; (B) share data that has been identified as malicious or unwanted content with affiliates and security partners; (C) disclose uploaded data for analysis or reporting purposes; provided, in each case, that MSP (and its suppliers) complies with its obligations under this Agreement and informs the Client/End User of each request, if allowed by law and/or (D) use any deidentified data.

MSP Intellectual Property.  The parties acknowledge and agree that MSP may use proprietary information and technology, which may include computer software, applications, methodologies, techniques, tools, algorithms, materials, products, ideas, skills, designs, know-how, and patents, trademarks, copyrights, and other intellectual property rights covering such materials owned by MSP or its licensors (together with any modifications or derivative works thereof, the “MSP Intellectual Property”).  Client and End Users agree that all rights under the MSP Intellectual Property are reserved to MSP, or their licensor(s) (as applicable) and that, except to the extent expressly stated herein, no license under the MSP Intellectual Property is granted to Client or any End User by virtue of this Agreement.

Client/End User Rights and Restrictions on Use of MSP Intellectual Property and/or Product.  MSP hereby grants to Client and any End User a limited, non-exclusive license to use MSP Intellectual Property to the extent necessary to use the Services provided hereunder in accordance with the terms of this Agreement.  Client/End User represents and warrants that it will not (A) disassemble or reverse engineer any software or product provided by MSP in connection with this this Agreement, or (B) decompile or otherwise attempt to derive any software product’s source code from executable code provided by MSP in connection with this this Agreement.  Except as expressly authorized in this Agreement, neither Client nor any End User may (1) distribute or disclose the MSP Intellectual Property and/or Product to any third party (whether by rental, lease, sublicense, or other transfer or disclosure), or (2) operate the MSP Intellectual Property or any Product or Service, for itself, and/or as a service bureau or otherwise in an outsourcing operation for the benefit of Client, any End User and/or any third party.  Additional usage restrictions may apply to certain third-party files or programs embedded in the Products, and Client/End User is advised to review all applicable installation instructions or release notes included therewith.

License Agreements. Subject to the terms of this Agreement, MSP grants Client and any End User a limited, non-exclusive, non-transferable license under MSP’s rights to use all programming, documentation, reports, and any other product provided by MSP as part of the Services solely for the purpose of receiving the Services during the Term of this Agreement only. In the event of any termination of this Agreement, MSP shall provide a limited, thirty (30) day non-exclusive, non-transferable license to use MSP’s third party and/in house monitoring and reporting software in order to transition the Services from MSP to Client in consideration for Client paying the greater of  (a) the amount Client pays for any such licenses for software and (b) the lowest prevailing price that MSP is charging other clients for software at the time of termination. Such thirty (30) day non-exclusive, non-transferable license shall be extendable at Client’s option in consideration for Client paying the greater of  (a) the amount Client pays for any such licenses for software and (b) the lowest prevailing price that MSP is charging other clients for software at the time of termination; however, Client shall use commercially reasonable efforts to replace such licenses with alternative systems in a timely manner.

Client / End User Intellectual Property.  The parties acknowledge and agree that Client, its affiliates and End Users may use proprietary information and technology, which may include computer software, applications, methodologies, techniques, tools, algorithms, materials, products, ideas, skills, designs, know-how, and patents, trademarks, copyrights, and other intellectual property rights covering such materials owned by Client, its affiliates, and End User or its licensors (together with any modifications or derivative works thereof, the “Client and End Users Intellectual Property”).  MSP agrees that all rights under the Client, its affiliates and End Users Intellectual Property are reserved to the Client and End Users, or their licensor(s) (as applicable) and that, except to the extent expressly stated herein, no license under the Client and End Users Intellectual Property is granted to MSP by virtue of this Agreement.

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Terms:

Term. This Agreement shall commence on the Effective Date and shall continue for a term of three (3) years unless appropriately terminated in accordance with these Terms (the “Term”).

Termination by Client. At any time prior to the expiration of the Term, Client may terminate any or all Services as follows:

(1)
If the average “Hash Price” (defined as the “Hash Rate Index” set forth at hashrateindex.com) is below $0.040 per terahash per second (“TH/s”) per day for a period exceeding four (4) consecutive months and further provided that Client has provided no less than thirty (30) days advance, written notice to Client of the termination date, which can be submitted as soon as the final day of the third consecutive month that Hash Price is below $0.040 per TH/s per day, Such election to terminate must be exercised prior to the average Hash Price rising above $0.040 per TH/s per day for any completed month of the Term of the Agreement thereafter, at which time the option to terminate expires.  No termination fee shall be due to MSP and the No Hire Period shall not apply if the Agreement is terminated pursuant to this Section (1).

(2)
In the event that Stronghold experiences a “Change In Control” and (i) Client pays MSP a termination fee of Two Hundred Fifty Thousand ($250,000), (ii) all Shares pursuant to Section 3 of the "Payment Terms” Section of this Agreement are delivered to MSP no later than five (5) business days after the close of the Change in Control transaction and (iii) Client provides no less than thirty (30) days notice of the Change of Control occurring. For the purposes of this Agreement, Change in Control shall mean (i) the date upon which there is a change of fifty one percent (51%) of the directors and/shareholders of Stronghold Digital Mining, Inc. (“Pubco”)  or (ii) the date upon which Client or its affiliates sell substantially all of the assets comprising  the Data Centers.

(3)
After the first (1st) anniversary of this Agreement and before the second (2nd) anniversary of this Agreement, in the event that Client provides no less than three (3) months advance written notice to MSP and pays a termination fee equal to a single additional Monthly Service Fee in effect at the time of termination.

(4)
After the second (2nd) anniversary of this Agreement, in the event that Client provides no less than three (3) months advance written notice to MSP and pays a termination fee equal to an additional one-half (1/2) of the Monthly Service Fee in effect at the time of termination.

(5)
At any time, if MSP fails to achieve average Uptime of 90% for a three (3) month period, Client may terminate this Agreement, provided that MSP has 30 days to cure following notice of termination from Client, which can be provided beginning on the first day following any two (2) month period when average Uptime is less than 90%. No termination fee shall be due to MSP and the No Hire Period shall not apply if the Agreement is terminated pursuant to this Section (5).

In the event of the expiration of this Agreement or any termination by Client as set forth in subsections (1)-(5) above, and further provided that the MSP was unable to achieve average “Uptime” (as defined herein) of Ninety Percent (90%) or greater during the four month period prior to the expiration or notice of termination  and the  Client has paid any  Termination Fee, if applicable pursuant to 2-4 above, and Pubco delivers any Shares to MSP, if applicable pursuant to 2-4 above, then any costs, fees and expenses which could be due to MSP from Client pursuant to the section of this Agreement captioned “Damages for Improper Hiring of MSP and/or Frontier Employees/Independent Contractors” are hereby waived by MSP and the No Hire Period shall not be applicable.

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Termination by Managed Service Provider. MSP may terminate this Agreement for cause immediately following written notice to Client if Client or any End User: (A) fails to make any payment(s) due pursuant to this Agreement and such failure to make payment is not cured within five (5) business days after notice of such nonpayment is provided by MSP or (B) violates, or fails to perform or fulfill any covenant or provision of this Agreement, and any such matter is not cured within thirty (30) days after notification from MSP.

Effect of MSP Termination. In the event of a Default by Client, Client agrees to pay immediately to MSP all amounts previously owed to MSP plus (i) (a) if such Default occurs before the first anniversary of this Agreement, an amount equal to Eight Hundred Twenty Thousand Dollars ($820,000),  (ii)  the delivery of the Shares which would be otherwise due to MSP during the entire Term of the Agreement if the Agreement had not been terminated and (iii) reimbursement of other costs, fees and expenses, all such damages surviving any such termination. Upon any termination of this Agreement for any reason, Client shall allow MSP reasonable access to Client’s Data Center to remove any of MSP’s equipment and staff members for a period of up to thirty (30) days following the termination of this Agreement. Client agrees to not perform any actions that would inhibit MSP from accessing Client’s data centers during this period. MSP shall also uninstall all remote monitoring and management software from all Miners within this same period of up to ten (10) days following the termination of this Agreement. MSP shall not be held responsible for any damages or consequences resulting from the removal of MSP’s equipment, staff, or remote monitoring and management software from Client’s data center and Miners provided there is no recklessness or intentional misconduct of the MSP and MSP shall use commercially reasonable efforts to limit the impact of any such removals on the Data Centers.

Payment Terms
Fees. In consideration of MSP providing the Services, Client shall pay the following fees:

(1)
For each month during the Term of this Agreement, Client shall pay to MSP as a service fee (each a “Monthly Service Fee”), which shall be payable on or before the fifth (5th) business day of each respective month and shall be prorated for any partial month.

Upon each one-year anniversary of this Agreement, the Monthly Service Fee shall be adjusted by MSP based on inflation. “Inflation Factor” shall mean, at each one-year anniversary of this Agreement, the product of A) one (1) plus the average 12-month percentage change in the Consumer Price Index (“CPI”), per the U.S Bureau of Labor Statistics, for the most recent three months for which data has been published, and B) the applicable Inflation Factor for the prior year. For the avoidance of doubt, the Inflation Factor will equal one (1) for the first year of this Agreement. MSP shall provide Client with the calculation of the Inflation Factor, and Client shall have five (5) business days to reasonably object to such calculation. If the Client fails to object within five (5) business days, the adjustment becomes effective immediately.

(a)
MSP and Client shall report the average Hash Price for each “Determination Period”, which is defined as the calendar month two months preceding such month (for example, the determination period for January 2024 will be November 2023). This average Hash Price for the Determination Period for any given month is defined as the “Applicable Hash Price”.

(b)	The Monthly Service Fee shall be four hundred ten thousand dollars ($410,000) for the first three (3) months of this Agreement.

(c)
Beginning in the fourth (4th) month of this agreement, if the Applicable Hash Price is between $0.055 per TH/s per day and $0.075 per TH/s per day, the Monthly Service Fee shall be the product of $410,000 and the Inflation Factor.

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(d)
Beginning in the fourth (4th) month of this agreement, if the Applicable Hash Price is less than $0.055 per TH/s per day, then the Monthly Service Fee shall be calculated as follows: the product of the Inflation Factor and the greater  of X) $310,000 or Y) $410,000 plus the quotient of A) the product of i) $100,000 and ii) the Applicable Hash Price minus $0.055, and B) $0.015. As an example, for the 15th month of this Agreement, if the average Hash Price during the 13th month of the Agreement is $0.045 and the Inflation Factor is 1.025, the Monthly Service Fee would be calculated as follows:

1.025 x ($410,000 + $100,000 x ($0.045–$0.055) / $0.015) = $351,917.

(e)
Beginning in the fourth (4th) month of this agreement, if the Applicable Hash Price is greater than $0.075 per TH/s per day, then the Monthly Service Fee shall be calculated as follows: the product of the Inflation Factor and the lesser of X) $550,000 or Y) $410,000 plus the quotient of A) the product of i) $140,000 and ii) the Applicable Hash Price minus $0.075, and B) $0.045. As an example, for the 15th month of this Agreement, if the average Hash Price during the 13th month of the Agreement is $0.100 and the Inflation Factor is 1.025, the Monthly Service Fee would be calculated as follows: 1.025 x ($410,000 + $140,000 x ($0.100–$0.075) / $0.045) = $499,972.

(2)
Reasonable travel and expense reimbursement, in no event more than Thirty Thousand Dollars ($30,000) per month for the first three (3) months of this Agreement and Fifteen Thousand Dollars ($15,000) every month thereafter during the Term as the same may be extended. MSP shall submit reasonable supporting documentation to Client with respect to all travel and expense reimbursement requests.  All travel shall be in accordance with Client’s permitted practices.

(3)	Frontier shall also be entitled to earn a maximum of One Hundred Twenty Thousand Shares (120,000) of Pubco’s Class A Common Stock (the “Shares”) during the Term of this Agreement as follows :

(a)	Up to Ten Thousand (10,000) Shares shall be delivered to MSP after each three (3) month anniversary of this Agreement as follows;

(i)	If average “Uptime” (as defined herein) for the preceding three (3) month period is 97.5% or above, Ten Thousand Shares shall be delivered to MSP;

(ii)	If average “Uptime” for the preceding (3) month period is between 92.5% and 97.499%, Eight Thousand Three Hundred Thirty-Three (8,333) Shares shall be delivered to MSP;

(iii)	If average “Uptime” for the preceding three (3) month period is between 85% and 92.499%, Five Thousand (5,000) Shares shall be delivered to MSP; or

(iv)	If average “Uptime” for the preceding three (3) month period is below 85%, no Shares shall be delivered to MSP.

a.
Upon the end of each three (3) month period described in Section 3(a) above, MSP shall provide to Client its calculation of the average Uptime no later than five (5) business days after such anniversary. Client shall have five (5) business days to reasonably object to the same. If the Client fails to object within the five (5) business day period, the average Uptime shall be deemed agreed to. In the event that Client objects to the average Uptime, the parties shall work to agree to the Average Uptime no later than five (5) business days after the date on which Client provides notice to MSP of its objection. Following the party’s agreement on the Average Uptime for any three (3) month period, Pubco shall deliver the appropriate number of Shares to MSP no later than five (5) business days after such agreement. In the event that the parties cannot agree on average Uptime, they shall submit the dispute to a mutually acceptable third party for resolution, the determination of which shall be final and binding.

(4)	For any services provided by MSP that fall outside of the aforementioned Services detailed in this Agreement, Client may incur additional fees that will be agreed upon by Client and MSP in writing.

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(5)
For purposes of this Agreement, “Uptime” shall be defined based on this paragraph. “Miner Uptime” shall be defined as, on a daily basis, the quotient of A) the average number of miners actively providing hash rate to a mining pool and B) the average number of “Available Miners”. Available Miners is defined as all miners on site at each data center, excluding (i) any miners that are taken out of service for economic reasons, (ii) any miners that are unable to be repaired with spare parts on site, (iii) any miners that are unable to be installed because there are not enough physical slots available or is not enough power available, (iv) any miners that are not hashing as a result of overclocking such miners at Client’s request, and (v) any miners that were recently received and have not yet begun hashing, provided that MSP has used commercially reasonable efforts to install, energize, and configure such miners to a pool as soon as practicable. Uptime shall be calculated, on a monthly basis, by taking the weighted average of the “Scrubgrass Uptime” (defined as the average Miner Uptime for the data center at the Scrubgrass Plant) and “Panther Creek Uptime” (defined as the average Miner Uptime for the data center at the Panther Creek Plant), whereby each is weighted by the average number of Available Miners at the respective site. In calculating Scrubgrass Uptime and Panther Creek Uptime, data from certain periods of time shall be excluded from the calculation. These periods of time will be determined, on a site-by-site basis, as periods when one of the following events is occurring: (i) curtailment of miners for economic reasons, (ii) inability to deliver electricity to the data center (e.g., during power line outages), (iii) low voltage causing reduced mining load to manage amperage, (iv) loss of internet connectivity, (v) extreme weather conditions (to be reasonably agreed to by Client and MSP), (vi) miners are not hashing as a result of an issue that had been classified as an “Identified Issue” (as defined herein) for at least the 30 days prior to such miners not hashing, (vii) miners are not hashing as a result of issues related to software and/or firmware that was not suggested by MSP, and (viii) other issues outside of the reasonable control of MSP and that MSP could not have been reasonably expected to identify and mitigate. "Identified Issue” is defined as a concern about the data center infrastructure (i) that MSP has identified to Client, (ii) for which MSP has provided Client with a list of alternatives that MSP believes would resolve such concern, and (iii) for which none of such alternatives have been implemented.

Taxes. Client/End User shall be responsible for all taxes (including, without limitation, real estate, sales, use, commercial activity, transfer, privilege, excise, consumption, value-added, payroll and other taxes), fees, duties, governmental assessments, impositions, and levies, related to the provision of Services, except for income taxes, capital gains taxes, and licensing fees of the MSP and any taxes due with respect to the Shares and the delivery to MSP.

Late Charges. Payment must be remitted within the stated payment terms or a Five Percent (5%) late charge is assessed for each overdue month. If additional costs, expenses and/or fees, including but not limited to legal fees, are incurred by the MSP for any reason due to a default by Client (the “Enforcement Expenses”), such Enforcement Expenses are to be also due and payable to the MSP within five (5) business days.

Payment Methods. All payments from Client to MSP are to be paid via a bank-to-bank wire transfer to the bank account provided by MSP to Client. If the MSP has a change in its bank account information, it will only notify the Client via a phone call from Arland Whitfield to the Client.

Disclaimers & Warranties

Denial of Service. MSP has the right to deny any Client/End User request that MSP reasonably deems to be inappropriate. MSP will explain its decision to deny a Client’s/End User’s request in writing to Client/End User as applicable. If Client/End User continues to pursue the request outside of its relationship with MSP, Client/End User is responsible for all consequences of such actions. Furthermore, if Client/End User performs or allows anyone other than MSP to perform any action at Client’s data center, Client is responsible for all consequences of such actions and shall indemnify, defend and hold harmless MSP, its employees, officers, directors, contractors, owners, agents, representatives, licensees and invitees (collectively, “Frontier”) from the same.

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Release. Client and End Users hereby authorize MSP to open and modify systems, Miners and equipment   to complete Client’s/End User’s requests and acknowledge that such requests may void the warranty of such systems, Miners and/or equipment. Client/End Users hereby release and shall hold MSP and Frontier harmless from and against all losses relating to MSP’s performance of its Services unless  caused by the breach of this Agreement or the gross negligence, recklessness or willful misconduct of MSP but in all events subject to the damage limitation contained herein.

Security. Client/End Users agrees that the systems, Miners, equipment, and Third-Party Products are wholly owned by Client/End User, as applicable, and as such Client/End User, as applicable, is solely and entirely liable and responsible for any security, protection, insurance, or other risk avoidance it deems necessary, and MSP shall not be responsible for any loss, cost, fee, expense, damage or injury resulting therefrom. MSP and Frontier are absolved from all liability and responsibility associated with the Client’s/End User’s systems, Miners, equipment and Third-Party Products and Client’s/End User’s use of systems, Miners, equipment and/or Third-Party Products unless caused  by the breach of this Agreement by MSP or the gross negligence, recklessness or willful misconduct of MSP but in all event subject to the damage limitation contained herein.

Limitation on Liability:

General Disclaimers. EXCEPTING ONLY THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE MSP DETAILED IN THE SECTION TITLED “MANAGED SERVICE PROVIDER REPRESENTATIONS”, THE SERVICES AND DELIVERABLES PROVIDED BY MSP UNDER THIS AGREEMENT ARE PROVIDED STRICTLY “AS IS”/”WHERE-IS”/”WITH ALL FAULTS” AND MSP DOES NOT MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY WHICH MAY OTHERWISE ARISE FROM COURSE OF DEALING OR USAGE OF TRADE, OR ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY.

Disclaimers of Actions Caused by or Under the Control of Third Parties/limitation of damages. MSP does not and cannot control the flow of data to or from data centers and other portions of the internet, such flow in large part depends on third-party services provided or controlled by third-party internet and/or communication providers and other service providers.  At times, actions or inactions of such third parties can impair or disrupt client’s connections to the internet or other communications devices. MSP will use commercially reasonable efforts to take actions to remedy or avoid such events. MSP cannot guarantee that such events will not occur or be remedied.  Accordingly, MSP disclaims (and Client and End Users release MSP from) any and all liability resulting from or related to such events; provided, however, that MSP complies with its obligations under this agreement.

Except in the event of gross negligence, willful misconduct or recklessness, or as otherwise covered by insurance, under no circumstances shall MSP be liable for any indirect, special, punitive, exemplary, consequential, or incidental damages of any kind, including without limitation damages for loss of goodwill or business profits, work stoppage, or any and all other commercial damages or loss.  Aside from gross negligence, willful misconduct or recklessness, MSP's liability to client due to any acts or omissions relating to this agreement shall be limited to proven direct damages in an aggregate amount not to exceed Eight Hundred and Twenty Thousand Dollars ($820,000). In the event of gross negligence, willful misconduct or recklessness, MSP’s liability to Client shall be limited to Two Million Five Hundred Thousand Dollars ($2,500,000). Notwithstanding the foregoing, in the event that MSP, its employees, agents or affiliates, steal Bitcoin or Bitcoin mining rigs from Client or its affiliates, including but not limited to directing hash rate from Client’s Bitcoin mining rigs to a Bitcoin mining pool account not previously approved by Client, no limitations to MSP’s liability shall apply. These limitations apply regardless of the form of action, whether in contract, warranty, strict liability, or tort. Further, no cause of action may be asserted against MSP beyond the applicable statute of limitations provided by Delaware law.

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Cyber Terrorism. In no event shall MSP be liable for any direct, indirect, or consequential damages, losses, or expenses, whether foreseeable, to the extent resulting from any act of Cyber Terrorism.  “Cyber Terrorism” shall mean an act or series of acts of any person or group(s) or persons, whether acting alone or on behalf of or in connection with any organization(s), committed for financial, political, religious, malicious intent or ideological purposes including but not limited to the intention to influence any government and/or to put the public in fear for such purposes by using activities perpetrated electronically that are directed towards the destruction, disruption or subversion of communication and information systems, infrastructure, computers, telecommunications or electronic networks and/or its content thereof or sabotage and or threat therefrom unless due to a breach of this Agreement by MSP or the recklessness or willful misconduct of MSP.

Telemarketing & Unsolicited Emails. In no event shall MSP be liable for any direct, indirect, or consequential damages, losses, or expenses, whether or not foreseeable, to the extent resulting from Client’s/End User’s data systems or equipment being breached because of the distribution of unsolicited email, direct mail, facsimiles, telemarketing or because of the collection of information by means of electronic “spiders”, “spybots”, “spyware”, “phishing,” social engineering, wiretapping, bugging, video cameras or identification tags.

Client/End Users understand and agree that use of telecommunications and data communications equipment, networks, systems, Miners, Third Party Products, and the Internet may not be secure or uninterrupted and that connection to and transmission of data and information over the Internet and such facilities provides the opportunity for unauthorized access to wallets, computer systems, networks, and all data stored therein. Information and data transmitted through the Internet or stored on any equipment through which Internet information is transmitted may not remain confidential and MSP does not make any representation or warranty regarding privacy, security, authenticity, and non-corruption or destruction of any such information; except in each case, to the extent caused by the employees or contractors of MSP due to a breach of  this Agreement or the negligence, recklessness or willful misconduct of MSP, but subject in all events to the damage limitations contained herein.

MSP does not warrant that the Services or Client’s/End User’s use of any equipment, systems, Miners or Third-Party Products will be uninterrupted, error-free, or secure. Except in each case, to the extent  caused by the employees or contractors of MSP due to a breach of this Agreement or the gross negligence, recklessness or willful misconduct of MSP (but in all event subject to the damage limitation contained herein), MSP shall not be responsible for any adverse consequence or loss whatsoever to Client’s (or its End-Users’, licensees’ or subscribers’) use of the services, equipment, Miners, Third Party Products and/or the Internet. MSP is not responsible for the accuracy or quality of data or information obtained through or used by any network, including as a result of failure of performance, error, omission, interruption, corruption, deletion, defect, delay in operation or transmission, computer virus, communication line failure, theft or destruction or unauthorized access to, alteration of, or use of information or facilities, or malfunctioning of websites. MSP does not control the transmission or flow of energy, data to or from the network, and other portions of the Internet, including the Miners’ networks. Such transmissions and/or flow depend in part on the performance of telecommunications and/or Internet services provided or controlled by Client/End Users and/or other third parties. At times, actions or inactions of such third parties can impair or disrupt MSP’s or Client’s/End User’s connections to the Services. MSP does not represent or warrant that such events will not occur, and MSP disclaims any and all liability resulting from or related to such acts or omissions of third parties. Except in each case, to the extent caused by the employees or contractors of MSP due to a breach of this Agreement or the gross negligence, recklessness or willful misconduct of MSP, Client/End User shall indemnify, defend and hold harmless the MSP and/or Frontier from the same but in all event subject to the damage limitation contained herein.

Client/End User Data. “Client/End User Data” means any data, information or material owned by Client/End User or any equipment, Miner, system, Third Party Product provided or submitted by Client and/or any End-User to which MSP may have access to while providing any Services under this Agreement.

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Cybersecurity. In the event of viruses, malware, spam, phishing attacks, trojan horses, other malicious software, or a specific attack on the Client’s/End User’s environment, or any software/hardware data loss event, corruption, business interruption, or other loss, Client/End User acknowledge that as between MSP and Client/End User, Client/End User shall be solely responsible for any data loss, corruption, business interruption or other losses occurring from these events. Accordingly, MSP strongly recommends that Client/End User acquires adequately sized insurance policies for terrorism, cybersecurity, and business interruption insurance and back up its data at regular intervals. It is the Client’s/End User’s responsibility to shop for and acquire sufficient insurance policies for its business, and MSP is not an insurer in events such as these cases.

Damages for Improper Hiring of MSP and/or Frontier Employees/Independent Contractors. Client/End User acknowledges that MSP/Frontier has incurred substantial costs, fees, and expenses involved in the recruitment, screening, hiring, onboarding, training, and other integration with respect to its employees and/or independent contractors. Subject only to the one exception due to the failure of MSP to meet certain minimum “Uptime” requirements as more fully set forth in the “Termination by Client” Section of this Agreement,  if, at any time during the Term of this Agreement and continuing thereafter for a period of twelve (12) months from the date of the completion of Services and/or termination of this Agreement (the “No Hire Period”), Client/End User hires as an employee, consultant or independent contractor, agent, consultant, or employee of MSP or of a Frontier affiliate who has worked on any project of or performed any Service for Client/End User by MSP, the Parties agree that MSP/Frontier will be damaged, but that the amount of this damage will be difficult to ascertain, and so, the Parties mutually agree that for each such agent, consultant, contractor or employee directly or indirectly employed or utilized as an employee, consultant or independent contractor by MSP,  which Client/End User hires/retains/utilizes, directly or indirectly, during the No-Hire Period, as applicable, Client shall pay MSP, as agreed upon damages, and not as a penalty, the amount of two (2) times the amount Frontier paid/would have paid such party as its last annual salary (base and bonus compensation) or the annualized amount of any consulting payments of that employee, consultant or independent contractor. With respect to consultants, independent contractors, agents and employees of MSP that were also previously employees of Client or its affiliates, the No Hire Period shall only apply in the event that Client had no business dealings with such consultant, independent contractor, agent or employee prior to August 1, 2023.

Licenses and Permits. Client/End User shall be responsible for obtaining any licenses, permits, consents, or approvals from any federal, state, or local government, which may be necessary to install, possess, own, or operate the power supply, the data center, Client’s equipment, Miners, systems, and Third-Party Products. MSP shall be responsible for obtaining any licenses, permits, consents, or approvals from any federal, state, or local government, which may be necessary for MSP to provide the Services.

Legal Processes. MSP, Frontier, and their affiliates, service providers, officers, directors, agents, owners, joint venturers, employees, contractors, agents, and representatives, may comply with any writ of attachment, execution, garnishment, tax levy, restraining order, subpoena, warrant or other legal process, which MSP reasonably and in good faith believes to be valid. Unless prohibited by applicable law, MSP shall promptly notify Client/End User, as applicable, of such processes by electronic communication. MSP may charge Client/End User, as applicable, for associated reasonable costs, expenses, and fees, including but not limited to reasonable attorney and expert witness fees, in so responding in addition to paying any legal process fees. Client/End User, as applicable, agree to indemnify, defend, and hold MSP harmless from all actions or claims and all reasonable liabilities, losses, costs, expenses, fees, including reasonable attorney’s and expert witness fees, and/or damages associated with MSP’s compliance with any processes that MSP reasonably believes in good faith to be valid and binding.

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Representations

Managed Service Provider Representations. MSP represents, warrants, and covenants only that (A) MSP has full power and authority to enter into this Agreement and perform MSP’s obligations hereunder, (B) MSPs performance of its obligations hereunder will not violate any applicable laws or require the unobtained consent of any third party; (C) MSP and its employees possess the requisite skill and experience to perform the Services hereunder; and (D) MSP shall provide the Services hereunder with promptness, due care, skill and diligence and in a professional and workmanlike manner consistent with the practices generally followed by providers of services similar to the Services. Excepting only the Service Level Agreement specifically detailed in this Agreement and the representations and warranties in this paragraph, MSP expressly disclaims all other warranties and representations whatsoever, including but not limited to condition and fitness for a particular purpose.

Client Representations. Client represents, warrants, and covenants that (A) Client has full power and authority to enter into this Agreement and perform Client’s obligations hereunder, including but not limited to have the authority to bind any End User; (B) Client and/ or End Users have clear title, ownership, and all rights, intellectual property and other, to, in and relating to the data center, equipment, Systems, Miners, data, information, Network, Systems, connectivity, hardware, software, etc. and clear of all security interests, liens or rights of any and all third-parties, including the legal right to use, locate, operate, and maintain locate Miners in Client’s data center; and (C) Client’s performance of its obligations hereunder will not violate any applicable laws or require the unobtained consent of any third-party.

Indemnity. In addition to any other applicable rights under this Agreement, Client/End User, as applicable, agrees to indemnify, defend and hold harmless MSP, Frontier and its officers, managers, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, the “MSP Parties”) from any and all claims, demands, actions, suits, proceedings, and all damages, judgments, liabilities, losses, costs, fees and expenses, including, but not limited to, reasonable attorneys’ and expert witness fees (“Losses”), arising from or relating to (A) any legal, regulatory or governmental action against or including Client/End User, as applicable, (B) the maintenance or operation of Client’s/End User’s system, Miners, data center, equipment, Third Party Products and any other associated equipment, (C) any Loss by any of Client/End User, as applicable, its officers, managers, partners, members, agents, employees, affiliates, attorneys, heirs, successors or assigns (collectively “Client/End User Parties”), (D) any claim by an affiliate of the Client/End User Parties, including a Client/End User to, relating to, or arising out of, this Agreement or the Services (including claims arising from or relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned Services), (E) any breach or nonperformance by Client/End User Parties of any provision or covenant contained in this Agreement or the Services, or (F) any claim related to hacking except, to the extent  caused by the employees or contractors of MSP due to a breach of  this Agreement or the gross negligence, recklessness or willful misconduct of MSP but in all event subject to the damage limitation contained herein.

Subject to any limitation on damages contained in this Agreement, in addition to any other applicable rights under this Agreement, MSP, agrees to indemnify, defend and hold harmless Client and its officers, managers, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, the “Client Parties”) from any and all claims, demands, actions, suits, proceedings, and all damages, judgments, liabilities, losses, costs, fees and expenses, including, but not limited to, reasonable attorneys’ and expert witness fees (“Client Losses”), arising from or relating to (A) any legal, regulatory or governmental action  against or including MSP and not having in any way to do with the Services to be performed by MSP hereunder for Client, (B) any Client Losses caused by the breach of this Agreement or the negligence, recklessness or willful misconduct of MSP.

Miscellaneous Provisions

Future Opportunities. MSP and Client agree to work in good faith to jointly evaluate future growth opportunities for Bitcoin mining and other advanced computing projects, including high-performance computing, whether at current Client sites or additional sites.

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Alternative Dispute Resolution. All claims and disputes arising under or relating to this Agreement are to first be submitted within thirty (30) days to an independent third-party mediator with prior experience in Managed Services Agreements, whether in person or via some other electronic convening system like Zoom or Microsoft Teams, for the purposes of discussion and resolution. If the matter cannot be resolved at such mediation, then such dispute shall be litigated in the State and/or Federal courts located in the State Capital of the State of Delaware in the United States or another location mutually agreeable to the parties. In addition to any right and remedy that the prevailing party shall have, the court shall award the prevailing party all of its reasonable costs, expenses, and fees, including but not limited to reasonable attorneys', expert witness and consulting fees, incurred in the dispute in addition to any other remedy at law, in equity, via contract or otherwise as a specifically bargained for inducement to entering into this Agreement.

Force Majeure. Except for the obligation to pay money, no Party shall be responsible for any failure to perform its obligations under this Agreement if such failure is caused by hurricane, war, terrorist act, fire, flood, earthquake, natural disaster, act of Government, or any other event beyond such Party’s reasonable control or which could have reasonably been avoided or overcome by that party.

Assignment. Neither Party may assign this Agreement or resell the Services, or sublicense or sublease the Services without the prior written consent of the other, provided, however, either Party may freely assign or transfer its rights or obligations under this Agreement if (A) such transfer occurs by operation of Law under a bona fide merger, business combination, divestiture, consolidation, or reorganization, or to any purchaser of all or substantially all of the assets of the business of the assigning Party for fair market value compensation, provided the assignee is bound by this Agreement, is financially able to complete its obligations, and is not a direct competitor of the non-assigning Party, (B) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements as long as such assignment does not in any way modify, alter, reduce, limit, decrease, dimmish, or terminate any right of the other Party, (C) transfer or assign this Agreement to an affiliate of such Party in which affiliate’s creditworthiness is equal to or higher than that of such Party (as determined by the other Party in good faith); or (D) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets whose creditworthiness is equal to or higher than that of such Party; provided, however, that in each such case, any such assignee shall agree in writing to be bound by the terms and conditions hereof and shall not be a direct competitor of the non-assigning party.

Entire Understanding. This Agreement constitutes the entire understanding and agreement of the Parties related to the subject matter hereof and supersedes and replaces any and all prior or contemporaneous discussions, agreements, and understandings related to such matters. This Agreement may be executed electronically in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Any amendment, modification or revision to this Agreement must be in writing and signed by the Chief Executive Officer, Chief Growth Officer or Chief Operating officer of the MSP.

Days The term “days” shall mean business days unless otherwise specifically defined herein.

Independent Contractors. MSP and Client / End User are independent contractors. This Agreement will not establish any relationship of partnership, affiliation, or agency. No Party is authorized to bind the other Party to any obligations or agreements with any third party. No Party shall misrepresent the relationship of the Parties.

Savings Clause. If any provision of this Agreement is adjudged by a court or arbitrator to be invalid, illegal, or unenforceable, the same will not affect the validity, legality, or enforceability of any other provision of this Agreement. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law and may be rewritten by any court to be in compliance with law.

No Waiver. The failure by either Party to enforce any rights hereunder shall not constitute a waiver of such right(s) or of any other or further rights hereunder. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default.

Hazardous Conditions. If in the reasonable discretion of Managed Service Provider, its employees, contractors or agents, are subject to any hazardous conditions on, from, or affecting Client’s data center, Managed Service Provider is hereby authorized to suspend service under this Agreement without subjecting Managed Service Provider to any liability.

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Third-Party Beneficiaries. There shall be no third-party beneficiaries to this Agreement.

Governing Law: This Agreement shall be governed by and constructed in accordance with the laws of State of Delaware in the United States.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the Effective Date.

Client:
STRONGHOLD DIGITAL MINING LLC

By:	/Greg Beard/

Name:	Greg Beard

Title:	Authorized Person

As guarantor of the obligations of Client and as to the obligations to grant and deliver Shares to MSP:
STRONGHOLD DIGITAL MINING INC.

By:	/Greg Beard/

Name:	Greg Beard

Title:	Chief Executive Officer

MSP:
FRONTIER OUTPOST 8, LLC

By:	/Arland Whitfield/

Name:	Arland Whitfield

Title:	Chief Executive Officer

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EXHIBIT “A”
Roles and Responsibilities of the Managed Service Provider (MSP)

1.	Data Center Management

•	Oversee and manage the Data Center which encompasses mining containers, miners, equipment, systems, network, and storage areas provided by the Client.

•	Coordinate with pre-existing contractors, suppliers, and vendors.

•	Manage and render services as explicitly detailed in the main contract agreement.

2.	Scope of Services

•	Take responsibility for the general oversight, operation, and management of the Data Center.

•	Diligently monitor the equipment, infrastructure, fixtures, utilities, miners, and associated systems.

•	Undertake operations & maintenance according to OEM manuals or, if absent, in alignment with prevailing industry standards with maintenance at the cost of the Client.

•	Oversee and coordinate repair and maintenance activities, the costs of which remain the Client's responsibility.

•	Specific services shall encompass:

o	Routine monitoring, operation, and oversight of the Data Center.

o	Housekeeping and sanitation tasks.

o	Performance reporting and feedback.

o	Coordination with third-party service providers.

3.	General Management Services

•	Execute daily management and operational tasks for the Data Center.

•	Conduct periodic checks following set schedules to maintain operational efficiency.

•	Maintain cleanliness of both internal and external areas, inclusive of air filtration devices and critical equipment.

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•	Engage in active monitoring and maintenance of mining equipment, promptly reporting any anomalies or issues.

•	Intervention, and resolution services as the need arises.

•	Manage internet, cabling, switches, DHCP, gateways, and similar connectivity components.

•	Provide assistance during the intake or installation phases for Client equipment.

•	Consistently maintain an updated inventory of equipment, collate vendor details, track warranty periods, and coordinate with vendors when required.

•	Prepare, maintain, and furnish various reports to the Client.

•	Administer preventive maintenance plans and record-keeping.

4.	Repair Services

•	Facilitate and coordinate repairs or replacements for equipment that falls under warranty.

•	Manage and coordinate repairs for non-warranted equipment, strictly following the Client's consent.

•	Execute minor adjustments and replacements using spare parts paid for by the Client.

•	Oversee repairs to standard parts of Client equipment, paid for by the Client.

Additional Notes: The MSP is expressly not accountable for costs associated with repair, maintenance, or replacements; such financial responsibilities are to be borne by the Client. The services offered by the MSP are contingent upon external factors that are beyond their control, such as utility availability and the responsiveness of utilities, networks, connectivity, supply chain(s) and other items outside of the reasonable control of the MSP.
In essence, the MSP is entrusted with the primary role of overseeing, managing, operating, maintaining, and coordinating an array of functions within the Data Center. Their responsibilities also extend to effective liaison with third-party entities and the Client. However, they are not to bear direct financial implications related to repairs or replacements.